Exhibit 10.2

EIP SHARE UNIT AWARD AGREEMENT

Platinum Underwriters Holdings, Ltd.
Amended and Restated Executive Incentive Plan

This EIP SHARE UNIT AWARD AGREEMENT (this “Award Agreement”) made as of this        day of      , 20      , between Platinum Underwriters Holdings, Ltd., a Bermuda company (the “Company”), and        (the “Participant”), is made pursuant to the terms of the Company’s Amended and Restated Executive Incentive Plan (the “Plan”) in conjunction with the Company’s 2010 Share Incentive Plan or any successor plan (the “Share Incentive Plan”) and, if applicable, the Company’s Section 162(m) Performance Incentive Plan or any successor plan.

Section 1. Definitions. Capitalized terms used herein but not defined shall have the meanings set forth in the Plan. For purposes of this Award Agreement, the terms “Disability” and “Separation from Service” shall have the meanings attributed to such terms under Section 409A of the Internal Revenue Code and the treasury regulations and other guidance promulgated thereunder.

Section 2. Share Unit Award. The Company hereby grants to the Participant a Share Unit Award of        share units (the “Share Units”) in respect of the        Performance Cycle (the “Performance Cycle”) under the Plan. The Share Units are notional, non-voting units of measurement based on the Fair Market Value (as defined in the Share Incentive Plan) of the Common Shares, which will entitle the Participant to receive a payment, subject to the terms hereof, in cash.

Section 3. Vesting Requirements. The Share Units shall become fully vested on the third anniversary of the date hereof (the “Vesting Date”), subject to the Participant’s continued employment with the Company or any of its subsidiaries through the Vesting Date.

Section 4. Termination of Employment; Breach of Certain Covenants.

(a) General Rule. Subject to the provisions of Section 4(b) hereof, in the event of the Participant’s termination of employment with the Company or any of its subsidiaries for any reason prior to the Vesting Date, the Share Units shall be immediately forfeited and automatically cancelled without further action of the Company. If the Participant breaches Section 8.A hereof prior to the Vesting Date, the Company may require the Participant to forfeit the Participant’s interest in the Share Units. In the event of the Participant’s termination of employment by the Company or any of its subsidiaries for “Cause” (as hereinafter defined) or the breach by the Participant of Section 8.B hereof or any covenant not to compete with the Company or any of its subsidiaries to which the Participant is or becomes subject (a “Non-Compete Covenant”), (i) the Participant’s rights with respect to any Share Units hereunder, whether or not vested, may be forfeited and cancelled by the Company and (ii) the Company may require the Participant to return to the Company any or all of the payments made to the Participant in respect of the Share Units, in such manner and on such terms and conditions as may be required by the Company. For purposes of this Award Agreement, “Cause” shall mean (i) the Participant’s willful and continued failure to substantially perform the Participant’s duties to the Company or any of its subsidiaries; (ii) the Participant’s conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; (iii) the Participant’s engagement in any malfeasance or fraud or dishonesty of a substantial nature in connection with the Participant’s position with the Company or any of its subsidiaries, or other willful act that materially damages the reputation of the Company or any of its subsidiaries; (iv) the Participant’s breach of Section 8.B hereof or a Non-Compete Covenant; or (v)  the sale, transfer or hypothecation by the Participant of Common Shares in violation of the Share Ownership Guidelines of the Company; provided, however, that no such act, failure to act or event that is capable of being cured by the Participant shall be treated as “Cause” under this Award Agreement unless the Participant has been provided a detailed, written statement of the basis for the Company’s belief that such act, failure to act or event constitutes “Cause” and have had at least thirty (30) days after receipt of such statement to cure such act, failure to act or event. Notwithstanding the foregoing, the definition of Cause in any employment or severance agreement between the Company or any subsidiary and the Participant in effect at the time of termination of employment shall supersede the foregoing definition. For purposes of this Award Agreement, no act or failure to act shall be considered “willful” unless it is done, or failed to be done, in bad faith, and without reasonable belief that the act or failure to act was in the best interest of the Company.

(b) Exceptions. Notwithstanding the provisions of Section 4(a) hereof and subject to any provision in any employment or other agreement with the Participant to the contrary, in the event of the Participant’s termination of employment with the Company or any of its subsidiaries prior to the Vesting Date (i) by the Company or any of its subsidiaries without Cause, (ii) as a result of the Participant’s death or Disability, or (iii) upon the Participant’s retirement from the Company with the consent of the Committee, the Participant shall be entitled to receive a payment in respect of the Share Units determined in accordance with “Calculation of Payment” in Exhibit A, but on a prorated basis based on the period of the Participant’s service with the Company and, in the case of clause (i) thereof, the achievement by the Company of an ROE that equals or exceeds the Annual Threshold ROE for any year or partial year in the Performance Cycle as of the end of the fiscal quarter coincident with or following the date of termination, and, in the case of clause (ii) thereof, the Average ROE achieved by the Company for the Performance Cycle as of the end of the fiscal quarter coincident with or following the date of termination. Notwithstanding the foregoing, the Participant’s employment will be treated as having been terminated without Cause under this Award Agreement in the event of any termination by the Participant for “good reason,” as such term or comparable term is defined under any employment agreement in effect from time to time between the Participant and the Company or any subsidiary of the Company. For avoidance of doubt, a right to payment with respect to Share Units may be provided upon additional employment termination events in any employment or other agreement with the Participant on a full or prorated basis.

Section 5. Payment of Award.

(a) General. Subject to the provisions of Sections 5(c) and 5(d) hereof, payment in respect of the Award hereunder shall be made in cash as soon as practicable following the later of the Vesting Date and the date that the Committee shall have approved the financial results of the Company for the Performance Cycle and for each year in the Performance Cycle, but in all events not later than the later of: (i) the last day in the calendar year in which the Vesting Date occurs, and (ii) the 15th day of the third month following the Vesting Date. The amount of the payment to be made in respect of the Award will be determined, in accordance with the terms of this Award Agreement and the Plan, as set forth in Exhibit A hereto. In no event will the Participant have any discretion under this Section 5(a) or under Sections 5(c) or 5(d) below to determine the calendar year in which payment is made.

(b) Withholding. The payment in respect of the Share Units shall be made to the Participant after deduction of applicable withholding taxes in the amount determined by the Company, which shall be withheld at the applicable supplemental wage withholding rate, or such other rate as determined by the Company, provided that such amount shall not exceed the Participant’s estimated federal, state and local tax obligation with respect to payment in respect of the Share Units. In lieu of the foregoing, the Company may allow the Participant to pay the applicable withholding taxes to the Company in such other form as approved by the Company.

(c) Separation from Service. Notwithstanding the provisions of Section 5(a) hereof, with respect to a payment pursuant to Section 4(b) hereof (other than a payment as a result of the death of a Participant), the Participant shall receive such payment on the date that is six (6) months following a Separation from Service. With respect to a payment pursuant to Section 4(b) hereof as a result of the death of the Participant, the amount due under Section 4(b) shall be paid as soon as practicable following such death but in no event following the later of: (i) the last day in the calendar year in which the death occurs, and (ii) the 15th day of the third month following such death.

(d) Change in Control. Notwithstanding the provisions of Section 5(a) hereof, upon a Change in Control of the Company that constitutes a change in ownership or effective control of the Company (or a change in the ownership of a substantial portion of the Company’s assets), within the meaning of Section 409A of the Code, the Participant shall receive, in respect of an Award hereunder, the greater of (i) the payment determined in accordance with the provisions of Section 8 of the Plan and (ii) the payment determined in accordance with clause (i) under “Calculation of Payment” in Exhibit A, but on a prorated basis based on the period of service by the Participant and the achievement by the Company of an ROE that equals or exceeds the Annual Threshold ROE in any year or partial year in the Performance Cycle as of the end of the fiscal quarter immediately preceding the date of such Change in Control, as determined by the Committee prior to such Change in Control. Any payment made under this Section 5(d) shall be made as soon as practicable following the occurrence of the Change in Control, but in all events not later than the later of: (i) the last day in the calendar year in which the Change in Control occurs, and (ii) the 15th day of the third month following the Change in Control. To the extent that a Participant is a party to an employment or consulting agreement with the Company containing provisions for the treatment of Awards under the Plan upon a Change in Control, such provision of the employment or consulting agreement shall govern and control for purposes of this Section 5(d).

Section 6. Restrictions on Transfer. No portion of the Share Units may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the Share Units as provided herein, unless and until the payment of the Share Units in accordance with Section 5 hereof.

Section 7. Limitation of Rights. The Participant shall not have any privileges of a shareholder of the Company with respect to the Share Units. Nothing in this Award Agreement shall confer upon the Participant any right to continue as an employee of the Company or any subsidiary or to interfere in any way with any right of the Company to terminate the Participant’s employment at any time.

Section 8. Restrictive Covenants. The effectiveness of this Award Agreement is conditioned upon the Participant honoring the following restrictive covenants (the “Restrictive Covenants”). These Restrictive Covenants are not intended to amend or supersede the terms of any noncompetition or other restrictive covenant agreed to between the Company and the Participant or to which the Participant is subject.

A. Nondisclosure of Confidential Information. The Participant acknowledges that during the course of the Participant’s employment with the Company and/or its subsidiaries (collectively, the “Companies”) the Participant has had or will have access to and knowledge of certain information that the Companies consider confidential, and that the release of such information to unauthorized persons would be extremely detrimental to the Companies. As a consequence, the Participant hereby agrees and acknowledges that the Participant owes a duty to the Companies not to disclose, and agrees that without the prior written consent of the Company, at any time following the date hereof, either during or after the Participant’s employment with any of the Companies, the Participant will not communicate, publish or disclose, to any person anywhere or use, any Confidential Information (as hereinafter defined), except as may be necessary or appropriate to conduct the Participant’s duties to the Companies (provided the Participant is acting in good faith and in the best interests of the Companies) or as may be required by law or judicial process. The Participant will use best efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized person. The Participant will return to the Companies all Confidential Information in the Participant’s possession or under the Participant’s control whenever any of the Companies shall so request, and in any event will promptly return all such Confidential Information if the Participant’s relationship with the Companies is terminated for any or no reason and will not retain any copies thereof. For purposes hereof, the term “Confidential Information” shall mean any information used by or belonging or relating to the Companies that is not known generally to the industry in which the Companies are, or may be, engaged and which the Companies maintain on a confidential basis, including, without limitation, any and all trade secrets and proprietary information, information relating to the business and services, any employee information, customer lists and records, business processes, procedures or standards, know-how, manuals, business strategies, records, financial information, in each case, whether or not reduced to writing or stored electronically, as well as any information that the Companies advise the Participant should be treated as confidential.

B. Non-Solicitation and Non-Hire of Employees. The Participant agrees that for a period beginning on the date hereof and ending 12 months following the date of the Participant’s termination of employment with the Companies for any reason, the Participant shall not, on the Participant’s own behalf or on behalf of any other person or entity, without the prior written consent of the Company, directly or indirectly, solicit, hire or cause to be solicited or hired by an enterprise with which Participant may ultimately become associated, or participate in or promote the solicitation of, interfere with, attempt to influence or otherwise affect the employment of, any employee of the Companies whose annual compensation exceeds $100,000.

C. Representation of Participant. Upon the acceptance by the Participant of the cash payable following the vesting of Share Units hereunder, the Participant shall be deemed to represent that the Participant has not engaged in nor has any intention of engaging in any action that would constitute a violation of the Restrictive Covenants or any Non-Compete Covenant.

D. Injunctive Relief. The Participant acknowledges and agrees that the Restrictive Covenant provisions of this Section 8 are reasonable and necessary for the successful operation of the Companies. The Participant further acknowledges that if the Participant breaches any provision of the Restrictive Covenants, the Companies will suffer irreparable injury. It is therefore agreed that the Company shall have the right to enjoin any such breach or threatened breach, without posting any bond, if so ordered by a court of competent jurisdiction. The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages. In addition to any means at law or equity available to the Company to enforce the Restrictive Covenants, the Company shall retain any rights it may have under this Award Agreement relating to the Award for a breach of the Restrictive Covenants including, without limitation, the right to cancel the Award and the right to require the Participant to return to the Company any payments made to the Participant in respect of the Share Units. If any provision of this Section 8 is determined by a court of competent jurisdiction to be not enforceable in the manner set forth herein, the Participant and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law. If any provision of this Section 8 is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Section 8.

Section 9. Changes in Capitalization. The Award shall be subject to the provisions of the Share Incentive Plan relating to adjustments for changes in corporate capitalization.

Section 10. Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Secretary of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

Section 11. Construction. This Award Agreement and the Award evidenced hereby are granted by the Company pursuant to the Plan and the Share Incentive Plan and are in all respects subject to the terms and conditions of the Plan and the Share Incentive Plan. The Participant hereby acknowledges that a copy of each of the Plan and the Share Incentive Plan has been delivered to the Participant and the Participant accepts the Share Units hereunder subject to all terms and provisions of the Plan and the Share Incentive Plan, which are incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan or the Share Incentive Plan, then the Plan or the Share Incentive Plan, as applicable, shall govern and prevail. The construction of and decisions under the Plan, the Share Incentive Plan and this Award Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Participant.

Section 12. Governing Law. This Award Agreement and the Award hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, excluding the choice of law rules thereof.

Section 13. Counterparts. This Award Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 14. Binding Effect. This Award Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

Section 15. Entire Agreement. This Award Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, merging any and all prior agreements.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company and the Participant have executed this Award Agreement effective as of the date first above written.

PLATINUM UNDERWRITERS HOLDINGS, LTD.

By:

Name:

Title:

PARTICIPANT

By:

Name:

Exhibit A
to
EIP Share Unit Award Agreement

Payment Schedule
for the
2012 – 2014 Performance Cycle

Annual Threshold ROE

4%

Average ROE	Performance Percentage
< 4%	0%
4% – 15%	25%–150%
> 15%	150%

Calculation of Payment

The amount of payment in respect of the Award shall be equal to the greater of (i) the sum of the number of Share Units multiplied by 8.33% for each year in the Performance Cycle in which the Company has achieved an ROE that equals or exceeds the Annual Threshold ROE set forth above, and (ii) the number of Share Units multiplied by the Performance Percentage set forth above corresponding to Average ROE achieved by the Company for the Performance Cycle (with a Performance Percentage that falls within the 4%-15% range of Average ROE determined by straight line interpolation). Payment shall be made in cash.